UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 23, 2005

ZONES, INC.

(Exact name of Registrant as Specified in its Charter)

WASHINGTON	0-28488	91-1431894
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer of
incorporation or organization)		Identification Number)

1102 15th Street SW, Suite 102, Auburn, Washington 98001-6509

(Address of Principal Administrative Offices)

Registrant’s Telephone Number, Including Area Code:  (253) 205-3000

________________________________

Click the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 23, 2005, Zones, Inc. (the "Company") entered into an Industrial Lease (the "Lease Agreement") with Montgomery Park I, LLC ("Landlord").  The Company intends to use this space as an outbound call center.

Pursuant to the terms of the Lease Agreement, Landlord has agreed to lease approximately 22,550 square feet to the Company in the Montgomery Park Building, Portland, Oregon (the "Leased Premises"). The Lease Agreement requires that the Landlord deliver the Leased Premises to the Company by February 1, 2006, but permits early access for tenant improvements effective January 1, 2006.

The Lease Agreement provides for an initial lease term (the "Initial Term") of 126 full calendar months unless earlier terminated pursuant to the Lease Agreement. The Company has an early termination clause at the 68th month, which includes a penalty.  Following the Initial Term, the Lease Agreement provides the Company with the option to renew the lease for one renewal term of five years during which the base rent will be then-prevailing market rents.

The fixed rent per month to be paid by the Company under the Lease Agreement during the Initial Term is as follows:

Monthly Net Rent Per Square Foot of
MONTHS	Rented Area of the Leased Premises
Months 1-6	$0.00
Months 7-12	$16.50
Months 13-24	$17.00
Months 25-36	$17.50
Months 37-48	$18.03
Months 49-60	$18.57
Months 61-72	$19.13
Months 73-84	$19.70
Months 85-96	$20.29
Months 97-108	$20.90
Months 109-120	$21.53
Months 121-126	$22.17

The Landlord will split 50/50 any unused portion of the work allowance with the Company.  The Landlord has the right to give a rent credit, which would be used after the thirteenth month or as a direct payment.  In addition to the base rent, the Lease Agreement requires the Company to pay certain common area rent, operating costs and taxes relating to the Leased Premises.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZONES, INC.

Dated: December 28, 2005	/s/ RONALD P. MCFADDEN
By: Ronald P. McFadden Its: Secretary and Chief Financial Officer